EX-99.l
Emerging Global Advisors, LLC
171 East Ridgewood Avenue
Ridgewood, NJ 07450

EGA Emerging Global Shares Trust	April 27, 2009
171 East Ridgewood Avenue
Ridgewood, NJ 07450

Ladies and Gentlemen:

We are writing with regard to our purchase of 2,500 shares of beneficial interest of the shares (the “Shares”) of the Emerging Global Shares Dow Jones Emerging Markets Titans
Composite Index Fund series of EGA Emerging Global Shares Trust (the “Trust”) at a purchase price of $40 per share pursuant to a private offering prior to the effectiveness of the registration statement filed by the Trust on Form N-1A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended (the “1940 Act”).

The Shares were purchased pursuant to Section 14 of the 1940 Act to serve as the seed money for the Trust prior to the commencement of the public offering of its shares. This is to advise you that these Shares were purchased for investment purposes only and that we have no present intention of redeeming or reselling the Shares so acquired.

Sincerely,

/s/ Robert C. Holderith
Robert C. Holderith
Chief Executive Officer